Exhibit 99.1

Contact:

Jeffrey J. Carfora, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS ANOTHER STRONG QUARTER

Bedminster, N.J. – July 28, 2015 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:PGC) (the “Corporation” or the “Company”) recorded net income of $10.25 million and diluted earnings per share of $0.67 for the six months ended June 30, 2015, compared to $6.81 million and $0.58, respectively, for the same six month period last year, reflecting increases of 50 percent and 16 percent, respectively.

For the quarter ended June 30, 2015, the Corporation recorded net income of $5.24 million and diluted earnings per share of $0.34, compared to $3.78 million and diluted earnings per share of $0.32 for the same three month period last year, reflecting increases of 39 percent and 6 percent, respectively.

The following table summarizes earnings for the quarters ended:

	June	June
(Dollars in millions, except EPS)	2015 (a)	2014 (b)	Improvement
Pretax income	$8.38	$6.32	$2.06	33%
Net income	$5.24	$3.78	$1.46	39%
Diluted EPS	$0.34	$0.32	$0.02	6%
Total revenue	$26.84	$22.40	$4.44	20%

Return on average assets	0.70%	0.67%	0.03
Return on average equity	8.24%	8.44%	(0.20)
Efficiency ratio *	61.00%	67.43%	(6.43)

* June 2015 marks the eighth consecutive quarter of improved efficiency ratio.

(a)	The quarter ended June 2015 included a $2.20 million provision for loan losses. The 2015 quarter also included $373 thousand of fee income related to its loan level / “back-to-back” swap program, and is included in other income. There were 15,233,151 weighted average common shares outstanding for calculating diluted EPS for the 2015 quarter.
(b)	The quarter ended June 2014 included a $1.15 million provision for loan losses. The 2014 quarter also included income of $176 thousand from a gain from sale of loans held for sale at lower of cost or fair value. There were 11,846,075 weighted average common shares outstanding for calculating diluted EPS for the 2014 quarter.

Doug Kennedy, President and CEO, said, “We continued to successfully execute on our Growth Strategy – Expanding Our Reach, generating strong results and demonstrating that our strategy is delivering positive operating leverage.”

Q2 2015 highlights follow:

•	The Company continued to leverage the capital raised in the fourth quarter of 2014. The Company believes it has ample capital to support its continued growth and expansion for the immediate future.
•	Earnings and performance ratios for the second quarter of 2015 reflected improvement when compared to the second quarter of 2014’s results (as reflected just above). Year over year growth in EPS was 6.3 percent, despite 2.776 million common shares issued in the December 2014 capital raise.
•	Loans at June 30, 2015 totaled $2.74 billion. This reflected growth of $867 million when compared to $1.87 billion at June 30, 2014. Year over year loan growth was 46 percent.
•	Asset quality metrics continued to be strong at June 30, 2015. Nonperforming assets at June 30, 2015 were $8.1 million or 0.26 percent of total assets. Total loans past due 30 through 89 days and still accruing were $1.7 million at June 30, 2015.

•	Commercial & Industrial (C&I) loans at June 30, 2015 totaled $438 million. This reflected growth of $280 million when compared to $158 million at June 30, 2014. Year over year C&I loan growth was 177 percent.
•	Total “customer” deposit balances (defined as deposits excluding brokered CDs and brokered “overnight” interest-bearing demand deposits) grew to $2.28 billion at June 30, 2015 from $1.83 billion at June 30, 2014. Year over year customer deposit growth totaled 24 percent.
•	The Company’s net interest income for the second quarter of 2015 was $20.34 million. This reflected improvement when compared to $16.92 million for the second quarter of 2014. Year over year growth in net interest income was 20 percent.
•	At June 30, 2015, the market value of assets under administration at the Private Wealth Management Division of Peapack-Gladstone Bank (“the Bank”) was nearly $3.5 billion, including the acquisition of Wealth Management Consultants, which occurred in the second quarter of 2015.
•	Fee income from the Private Wealth Management Division totaled $4.53 million for the second quarter of 2015, growing from $4.01 million for the second quarter of 2014. Year over year growth in wealth management fee income was 13 percent.
•	The book value per share at June 30, 2015 of $17.02 reflected improvement when compared to $15.48 at June 30, 2014. Year over year growth in book value per share totaled 10 percent.

Net Interest Income / Net Interest Margin

Net interest income was $20.34 million for the second quarter of 2015, compared to $16.92 million for the same quarter last year, reflecting growth of $3.42 million or 20 percent when compared to the prior year period. Net interest income for the second quarter of 2015 benefitted from significant loan growth during 2014, as well as during the first six months of 2015.

While net interest income for the second quarter of 2015 improved compared to prior periods, the net interest margin, on a fully tax-equivalent basis, was 2.80 percent for the June 2015 quarter compared to 3.14 percent for the June 2014 quarter. A portion of the decline in net interest margin for the June 2015 quarter was due to the maintenance of larger average interest earning deposit/cash balances ($70 million average for the June 2015 quarter, compared to $51 million for the June 2014 quarter), as well as larger balances of liquid investment securities ($275 million average for the June 2015 quarter, compared to $247 million for the June 2014 quarter). Mr. Kennedy said, “As I have said in previous quarters, given our rapid growth, we had decided to maintain greater liquidity on our balance sheet.”

In addition to the maintenance of larger liquid balances for much of the quarter, net interest margin also continued to be impacted by the effect of low market yields, as well as competitive pressures in attracting new loans and deposits, as evidenced by a decline in the average yield on loans and an increase in the average cost of deposits. The Company expects continued high liquidity levels and also expects continued loan and deposit growth in this competitive environment.

Loan Originations / Loans

Total loan originations were $417 million for the second quarter ended June 30, 2015, compared to $347 million for the March 2015 quarter and $269 million for the June 2014 quarter. At June 30, 2015, loans totaled $2.74 billion compared to $2.44 billion three months ago at March 31, 2015 and compared to $1.87 billion one year ago at June 30, 2014, representing increases of $300 million or 12 percent sequentially and $867 million or 46 percent, year over year.

The multifamily mortgage loan portfolio grew $526 million or 62 percent when comparing the June 30, 2015 balance to the June 30, 2014 balance. The increase was net of participations sold over the year, including $48 million of participations sold in the current June 2015 quarter. The June 2015 quarter and the March 2015 quarter both included multifamily loan participations. These participations were part of the Company’s balance sheet management strategy and will likely continue in 2015.

The commercial mortgage loan portfolio grew $54 million or 17 percent when comparing the June 30, 2015 balance to the June 30, 2014 balance. The net increases in both the multifamily and commercial mortgage portfolios were attributable to: the addition of seasoned banking professionals over the course of 2014; continued attention to the client service aspect of the lending process; an expansion of New Jersey-based real estate marketing activities; and a focus on the Boroughs of New York City multifamily markets beginning in mid-2013. The increase was also due to demand from borrowers looking to refinance multifamily and other commercial mortgages held by other institutions.

Mr. Kennedy said, “As explained in past earnings releases, analysis have shown that multifamily lending could be grown quickly and had strong credit metrics and provided solid risk-adjusted returns. Loan originations in this asset class have been robust as we built our C&I (Commercial & Industrial) lending capabilities as part of our Strategic Plan. Going forward, multifamily lending and related participations will remain a focus of the Company, however we anticipate volumes will be less robust than the past several quarters.” Mr. Kennedy went on to say, “As a result of our investment in and commitment to C&I banking, including the addition in 2014 and the first half of 2015 of highly regarded bankers with industry and capital markets expertise, and the addition of Eric H. Waser, Head of Commercial Banking in February 2015, we have seen, and believe will continue to see, our C&I client base and corresponding loan portfolio grow at an increased trajectory. We believe our private banking business model of addressing the sophisticated needs and expectations of successful business owners and entrepreneurs is being well received.”

For the six months ended June 30, 2015 the Company closed $177 million of commercial loans. When comparing June 30, 2015 to June 30, 2014, commercial loans grew $280 million or 177 percent, to $438 million at June 30, 2015 from $158 million one year ago at June 30, 2014.

Deposits / Funding / Balance Sheet Management

Loan growth of $300 million in the June 2015 quarter was funded by customer deposit growth of $124 million, investment securities principal reductions and sales of $30 million, capital growth of $9 million, and various other borrowings. Mr. Kennedy noted, “Customer deposit growth for the June quarter was less than loan growth for the quarter; the deposit pipeline as of June 30, 2015 was very robust, and we have seen much of that pipeline fund throughout July, significantly reducing our June 30th overnight borrowing position.”

Brokered interest-bearing demand (“overnight”) deposits continue to be maintained as an additional source of liquidity. The interest rate paid on these deposits allows the Bank to engage in interest rate swaps to hedge the asset-liability rate risk. These deposits increased to $293 million at June 30, 2015. The Company ensures ample available collateralized liquidity as a backup to these short term brokered deposits.

From a liquidity/funding perspective, such brokered deposits, at a cost of approximately 25 to 30 basis points, are generally a more cost effective alternative than other borrowings and do not require use of pledged collateral, as secured wholesale borrowings do. From a balance sheet management perspective, the rate paid on these short term brokered deposits is used as the basis to transact longer term interest rate swaps, basically extending repricing generally to five years for asset matching / interest rate risk management purposes. As of June 30, 2015, the Company has transacted pay fixed, receive floating interest rate swaps totaling $150 million notional amount.

Certificates of deposit have also been utilized more extensively in 2015 compared to prior periods. The majority of these deposits have been longer term and have generally been transacted as part of the Company’s interest rate risk management. These certificates of deposit are also a more cost effective alternative than other borrowings.

Mr. Kennedy noted, “The Company will continue to place an intense focus on providing high touch client service and growing its core deposit base. Our full array of treasury management products will help support both core deposit growth and commercial lending opportunities.”

Wealth Management Business

In the June 2015 quarter, Peapack-Gladstone Bank’s wealth management business generated $4.53 million in fee income compared to $4.01 million for the June 2014 quarter, reflecting a 13 percent increase.

The market value of the assets under administration (AUA) of the wealth management division was $3.45 billion at June 30, 2015, up approximately 21 percent from $2.84 billion at June 30, 2014. The growth in fee income and AUA was due to a combination of our acquisition of Wealth Management Consultants (NJ), LLC, new business and market value improvement.

John P. Babcock, President of Private Wealth Management, noted, “We continue to incorporate wealth into every conversation we have with all of the Company’s clients, across all business lines. We have expanded our wealth management team and will continue to grow our team and expand the products, services, and advice we deliver to our clients.”

Mr. Babcock further noted, “We are excited to join forces with Tom Ross and Wealth Management Consultants. The acquisition is consistent with building our advice led wealth business and Tom and his team will add depth to our already high-caliber wealth management team.”

Other Noninterest Income

Service charges and fees for the June 2015 quarter were $837 thousand, compared to $708 thousand for the June 2014 quarter. Several categories reflected improvement in the quarter, including increased income associated with a new set of checking products put in place during the summer months of 2014.

The June 2015 quarter included $161 thousand of income from the sale of newly originated residential mortgage loans, up from $112 thousand in the same 2014 quarter. The volume of residential loans originated for sale were greater in the 2015 period compared to the 2014 period.

Securities gains were $176 thousand for the June 2015 quarter compared to $79 thousand for the June 2014 quarter. Sales of securities have been generally employed to benefit interest rate risk, prepayment risk, and/or liquidity risk. Given the interest rate environment, as well as the future outlook, we do not anticipate such sales to be employed as often in the immediate future.

Other income of $545 thousand for the June 2015 quarter was $428 thousand higher than the June 2014 quarter. The June 2015 quarter included $373 thousand of fee income related to the Company’s loan level / back-to-back swap program, which was implemented during the June 2015 quarter after review and approval by the Board. Mr. Kennedy noted, “The program utilizes mirror interest rate swaps, one directly with the loan customer and one directly with a well-established counterparty. This enables a loan customer to benefit from a fixed rate loan, while the Company records a floating rate loan. The program provides enhanced interest rate risk management, as well as the potential for fee income for the Company. While we cannot predict the amount of fee income that may be recognized each period, this program will be a part of ongoing operations.”

Operating Expenses

The Company’s total operating expenses were $16.27 million for the quarter ended June 30, 2015 compared to $14.93 million in the same 2014 quarter, reflecting a net increase of $1.34 million or 9 percent.

Salary and benefits expense increased in the June 2015 quarter when compared to the same quarter last year due to strategic hiring in line with the Company’s Strategic Plan. Also contributing to the increase is the acquisition of Wealth Management Consultants, which occurred in the June 2015 quarter. Additionally, normal salary increases and increased bonus/incentive accruals associated with the Company’s growth contributed to the increase.

Premises and equipment expense and FDIC insurance expense for the quarter ended June 30, 2015 increased when compared to the same quarter last year. The increases were consistent with the Company’s continued growth.

Other expenses for the June 2015 quarter increased when compared to the June 2014 quarter. The current 2015 period included: increased wealth management division expenses due to growth in the business, increased advertising/marketing expenses, including a brand awareness campaign, and increased professional fee expenses associated with the Company’s growth, as well as various project work.

Mr. Kennedy noted, “Expense increases continue to track to our Plan. We expect that the trend of higher operating expenses will continue, as we bring on high caliber revenue producers, and continue to invest in our infrastructure, in line with our Plan. Further, we generally expect revenue and profitability related to new revenue producers to lag those expenses by several quarters. It is important to note, however, that revenue growth has outpaced expense growth considerably, which has caused our Efficiency Ratio to improve for the eighth consecutive quarter, to 61 percent for the current quarter.”

Provision for Loan Losses / Asset Quality

For the quarter ended June 30, 2015, the Company’s provision for loan losses was $2.20 million, compared to $1.15 million for the June 2014 quarter. Charge-offs, net of recoveries, for the second quarter of 2015 year were only $47 thousand. The larger provision in 2015 was due to loan growth in the quarter, as well as greater qualitative factor allocations of the allowance to C&I loans and Commercial Real Estate loans.

At June 30, 2015 the allowance for loan losses was 323 percent of nonperforming loans and 0.84 percent of total loans.

The Company’s provision for loan losses and net increase in its allowance for loan losses continue to track well with the Company’s net loan growth and asset quality metrics.

Nonperforming assets at June 30, 2015 were just $8.1 million or 0.26 percent of total assets. Total loans past due 30 through 89 days and still accruing were only $1.7 million at June 30, 2015.

Capital / Dividends

Capital in the June 2015 quarter was benefitted by net income of $5.2 million and by $1.7 million of voluntary share purchases in the Dividend Reinvestment Plan.

At June 30, 2015, the Company’s leverage, common equity tier 1, tier 1 and total risk based capital ratios were 8.48 percent, 12.46 percent, 12.46 percent and 13.58 percent, respectively. The Company’s ratios are all above the respective 5 percent, 6.5 percent, 8 percent, and 10 percent levels required to be considered well capitalized under regulatory guidelines applicable to banks.

As previously announced on July 22, 2015, the Board of Directors declared a regular cash dividend of $0.05 per share payable on August 19, 2015 to shareholders of record on August 5, 2015.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $3.12 billion as of June 30, 2015. Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to businesses, non-profits and consumers, which help them to establish, maintain and expand their legacy. Through its private banking locations in Bedminster, Morristown, Princeton and Teaneck, its wealth management division, and its branch network and online platforms, Peapack-Gladstone Bank offers an unparalleled commitment to client service.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to

•	inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;
•	inability to manage our growth;
•	inability to successfully integrate our expanded employee base;
•	a continued or unexpected decline in the economy, in particular in our New Jersey and New York market areas;
•	declines in our net interest margin caused by the low interest rate environment and highly competitive market;
•	declines in value in our investment portfolio
•	higher than expected increases in our allowance for loan losses;
•	higher than expected increases in loan losses or in the level of nonperforming loans;
•	unexpected changes in interest rates;
•	a continued or unexpected decline in real estate values within our market areas;
•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs;
•	successful cyberattacks against our IT infrastructure and that of our IT providers;
•	higher than expected FDIC insurance premiums;
•	adverse weather conditions;
•	inability to successfully generate new business in new geographic markets;
•	inability to execute upon new business initiatives;
•	lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2014. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Corporation’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2015	2015	2014	2014	2014
ASSETS
Cash and due from banks	$6,205	$7,439	$6,621	$6,596	$5,757
Federal funds sold	101	101	101	101	101
Interest-earning deposits	32,382	65,283	24,485	114,124	209,768
Total cash and cash equivalents	38,688	72,823	31,207	120,821	215,626

Securities available for sale	245,897	276,119	332,652	269,550	225,270
FHLB and FRB stock, at cost	15,590	10,598	11,593	9,121	9,946

Loans held for sale, at fair value	745	4,245	839	351	2,650

Residential mortgage	470,863	466,333	466,760	470,030	469,648
Multifamily mortgage	1,371,139	1,214,714	1,080,256	928,054	845,310
Commercial mortgage	375,440	339,037	308,491	332,507	321,437
Commercial loans	438,461	336,079	308,743	225,814	158,103
Construction loans	1,417	5,777	5,998	6,025	6,033
Consumer loans	29,996	28,206	28,040	27,597	23,414
Home equity lines of credit	51,675	50,399	50,141	48,200	48,740
Other loans	2,947	1,755	1,838	2,560	2,255
Total loans	2,741,938	2,442,300	2,250,267	2,040,787	1,874,940
Less: Allowances for loan losses	22,969	20,816	19,480	18,299	17,204
Net loans	2,718,969	2,421,484	2,230,787	2,022,488	1,857,736

Premises and equipment	31,637	32,068	32,258	30,825	31,095
Other real estate owned	956	1,103	1,324	949	1,036
Accrued interest receivable	6,451	5,943	5,371	5,126	4,858
Bank owned life insurance	32,565	32,404	32,634	32,448	32,258
Deferred tax assets, net	12,673	10,458	10,491	11,661	9,433
Other assets	13,999	12,212	13,241	11,181	11,063
TOTAL ASSETS	$3,118,170	$2,879,457	$2,702,397	$2,514,521	$2,400,971

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$386,588	$377,399	$366,371	$383,268	$410,609
Interest-bearing demand deposits	667,847	634,580	600,889	558,537	474,945
Savings	120,606	115,515	112,878	111,897	116,172
Money market accounts	717,246	714,466	700,069	713,383	673,375
Certificates of deposit - Retail	384,235	310,678	198,819	165,834	157,067
Subtotal “customer” deposits	2,276,522	2,152,638	1,979,026	1,932,919	1,832,168
IB Demand - Brokered	293,000	263,000	188,000	138,000	138,000
Certificates of deposit - Brokered	94,224	106,694	131,667	132,500	145,000
Total deposits	2,663,746	2,522,332	2,298,693	2,203,419	2,115,168

Overnight borrowings	87,500	—	54,600	—	—
Federal home loan bank advances	83,692	83,692	83,692	83,692	83,692
Capital lease obligation	10,475	10,594	10,712	9,734	9,836
Other liabilities	14,881	13,486	12,433	12,646	9,942
Due to brokers, securities settlements	—	—	—	16,960	—
TOTAL LIABILITIES	2,860,294	2,630,104	2,460,130	2,326,451	2,218,638
Shareholders’ equity	257,876	249,353	242,267	188,070	182,333
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$3,118,170	$2,879,457	$2,702,397	$2,514,521	$2,400,971

Assets under administration at
Peapack-Gladstone Bank’s
Wealth Management Division
(market value, not included above)	$3,445,939	$3,053,110	$2,986,623	$2,857,727	$2,843,310

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2015	2015	2014	2014	2014
Asset Quality:
Loans past due over 90 days
and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans (A)	7,111	6,335	6,850	8,790	6,536
Other real estate owned	956	1,103	1,324	949	1,036
Total nonperforming assets (A)	$8,067	$7,438	$8,174	$9,739	$7,572

Nonperforming loans to
total loans (A)	0.26%	0.26%	0.30%	0.43%	0.35%
Nonperforming assets to
total assets (A)	0.26%	0.26%	0.30%	0.39%	0.32%

Accruing TDR’s (B)	$13,695	$13,561	$13,601	$13,045	$12,730

Loans past due 30 through 89
days and still accruing	$1,744	$2,481	$1,755	$2,278	$1,536

Classified loans (A)	$38,676	$38,450	$35,809	$34,752	$34,929

Impaired loans (A)	$20,806	$19,896	$20,451	$21,834	$19,813

Allowance for loan losses:
Beginning of period	$20,816	$19,480	$18,299	$17,204	$16,587
Provision for loan losses	2,200	1,350	1,250	1,150	1,150
Charge-offs, net	(47)	(14)	(69)	(55)	(533)
End of period	$22,969	$20,816	$19,480	$18,299	$17,204

ALLL to nonperforming loans	323.01%	328.59%	284.38%	208.18%	263.22%
ALLL to total loans	0.84%	0.85%	0.87%	0.90%	0.92%

Capital Adequacy
Tier I leverage	8.48%	8.80%	9.11%	7.57%	8.01%

Tier I capital to risk weighted assets	12.46%	13.57%	14.38%	12.16%	13.05%

Common equity tier I capital ratio
to risk-weighted assets (C)	12.46%	13.57%	N/A	N/A	N/A

Tier I & II capital to
risk-weighted assets	13.58%	14.71%	15.55%	13.36%	14.30%

Equity to total assets	8.27%	8.66%	8.96%	7.48%	7.59%
(end of period)

Book value per share (D) (E)	$17.02	$16.61	$16.36	$15.80	$15.48

(A)	September 30, 2014 amount includes a $1.5 million commercial nonaccrual loan that was paid in full on October 8, 2014.
(B)	Does not include $2.2 million at June 30, 2015, $1.4 million at March 31, 2015, $1.4 million at December 31, 2014, $2.4 million at September 30, 2014, and $2.5 million at June 30, 2014 of TDR’s included in nonaccrual loans.
(C)	New capital ratio required under Basel III effective March 31, 2015.
(D)	Shares included in the book value per share calculation are shares outstanding at period end less the restricted shares that have not yet vested.
(E)	Tangible book value per share was $16.80 at June 30, 2015, $16.57 at March 31, 2015, $16.32 at December 31, 2014, $15.75 at September 30, 2014, and $15.43 at June 30, 2014. Tangible book value per share is different than book value per share because it excludes intangible assets. See Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2015	2015	2014	2014	2014

Residential loans retained	$23,117	$16,986	$10,661	$20,540	$17,245
Residential loans sold	10,978	8,938	8,230	5,561	7,344
Total residential loans	34,095	25,924	18,891	26,101	24,589

CRE (includes
Community banking)	29,561	57,787	14,953	3,208	20,175
Multifamily (includes
Community banking)	206,803	209,034	172,021	105,584	149,937
Commercial loans (includes
Community banking)	136,483	40,696	89,905	74,029	62,668
Wealth lines of credit	6,150	10,260	—	—	—
Total commercial loans	378,997	317,777	276,879	182,821	232,780

Installment loans	1,128	344	2,015	9,410	5,184

Home equity lines of credit	3,225	3,377	4,140	2,550	6,709

Total loans closed	$417,445	$347,422	$301,925	$220,882	$269,262

	For the Six Months Ended
	June 30,	June 30,
	2015	2014
Residential loans retained	$40,103	$28,898
Residential loans sold	19,916	14,355
Total residential loans	60,019	43,253

CRE (includes
Community banking)	87,348	36,016
Multifamily (includes
Community banking)	415,837	375,080
Commercial loans (includes
Community banking)	177,179	78,625	(A)
Wealth lines of credit	16,410	—
Total commercial loans	696,774	489,721

Installment loans	1,472	7,061

Home equity lines of credit	6,602	11,377	(A)

Total loans closed	$764,867	$551,412

(A)	Includes loans and lines of credit that closed in the period, but not necessarily funded.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Three Months Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2015	2015	2014	2014	2014
Income Statement Data:
Interest income	$23,852	$22,361	$20,786	$19,210	$18,630
Interest expense	3,508	2,778	2,434	2,162	1,707
Net interest income	20,344	19,583	18,352	17,048	16,923
Provision for loan losses	2,200	1,350	1,250	1,150	1,150
Net interest income after
provision for loan losses	18,144	18,233	17,102	15,898	15,773
Wealth management fee income	4,532	4,031	3,822	3,661	4,005
Service charges and fees	837	805	880	829	708
Bank owned life insurance	248	537	274	276	276
Gain on loans held for sale at fair
value (Mortgage banking)	161	148	128	87	112
(Loss)/gain on loans held for sale at
lower of cost or fair value	—	—	(3)	(7)	176
Other income	545	93	142	167	117
Securities gains, net	176	268	44	39	79
Total other income	6,499	5,882	5,287	5,052	5,473
Salaries and employee benefits	9,872	9,425	9,188	9,116	9,089
Premises and equipment	2,778	2,616	2,627	2,564	2,334
FDIC insurance expense	431	482	453	350	303
Other expenses	3,185	3,245	3,310	2,663	3,204
Total operating expenses	16,266	15,768	15,578	14,693	14,930
Income before income taxes	8,377	8,347	6,811	6,257	6,316
Income tax expense	3,139	3,339	2,599	2,393	2,533
Net income	$5,238	$5,008	$4,212	$3,864	$3,783

Total revenue	$26,843	$25,465	$23,639	$22,100	$22,396

Per Common Share Data:

Earnings per share (basic)	$0.34	$0.34	$0.32	$0.33	$0.32
Earnings per share (diluted)	0.34	0.33	0.32	0.32	0.32

Weighted average number of
common shares outstanding:
Basic	15,082,516	14,909,722	13,037,947	11,841,777	11,721,256
Diluted	15,233,151	15,070,352	13,163,877	11,956,356	11,846,075

Performance Ratios:

Return on average assets
annualized	0.70%	0.71%	0.64%	0.63%	0.67%
Return on average common
equity annualized	8.24%	8.13%	8.01%	8.35%	8.44%
Net interest margin
(taxable equivalent basis)	2.80%	2.88%	2.89%	2.89%	3.14%
Efficiency ratio (A)	61.00%	62.58%	66.01%	66.58%	67.43%
Operating expenses / average
assets annualized	2.16%	2.24%	2.36%	2.39%	2.65%

(A)	Calculated as (total operating expenses) as a percentage of (net interest income plus noninterest income less gain on securities and loss or gain on loans held for sale at lower of cost or fair value). See Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the
	Six Months Ended
	June 30,
Income Statement Data:	2015	2014
Interest income	$46,213	$35,579
Interest expense	6,286	3,085
Net interest income	39,927	32,494
Provision for loan losses	3,550	2,475
Net interest income after
provision for loan losses	36,377	30,019
Wealth management fee income	8,563	7,759
Service charges and fees	1,642	1,402
Bank owned life insurance	785	542
Gain on loans held for sale at fair
Value (Mortgage banking)	309	224
(Loss)/gain on loans held for sale at
Lower of cost or fair value	—	176
Other income	638	188
Securities gains, net	444	177
Total other income	12,381	10,468
Salaries and employee benefits	19,297	17,937
Premises and equipment	5,394	4,772
FDIC insurance expense	913	578
Other expenses	6,430	5,982
Total operating expenses	32,034	29,269
Income before income taxes	16,724	11,218
Income tax expense	6,478	4,404
Net income	$10,246	$6,814

Total revenue (See footnote (A) below)	$52,308	$42,962

Per Common Share Data:

Earnings per share (basic)	$0.68	$0.58
Earnings per share (diluted)	0.67	0.58

Weighted average number of
common shares outstanding:
Basic	14,996,596	11,664,410
Diluted	15,189,781	11,814,806

Performance Ratios:

Return on average assets annualized	0.70%	0.63%
Return on average common equity annualized	8.19%	7.74%

Net interest margin (taxable equivalent basis)	2.84%	3.16%

Efficiency ratio (B)	61.77%	68.69%

Operating expenses / average assets annualized	2.20%	2.72%

(A)	Total revenue includes a $176 thousand gain (for 2014) from sale of loans held for sale at lower of cost or fair value. Excluding this gain, total revenue was $42,786 (for 2014).
(B)	Calculated as (total operating expenses) as a percentage of (net interest income plus noninterest income less gain on securities and loss or gain on loans held for sale at lower of cost or fair value). See Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	June 30, 2015			June 30, 2014
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$244,087	$1,037	1.70%	$189,254	$977	2.06%
Tax-exempt (1) (2)	30,941	210	2.71	57,847	312	2.16
Loans held for sale	2,049	24	4.64	1,026	15	5.89
Loans (2) (3):
Mortgages	466,033	3,800	3.26	496,232	4,203	3.39
Commercial mortgages	1,663,150	14,767	3.55	1,155,360	11,108	3.85
Commercial	360,517	3,347	3.71	143,988	1,443	4.01
Commercial construction	5,713	61	4.27	6,065	65	4.29
Installment	29,169	256	3.51	22,154	233	4.21
Home equity	51,710	417	3.23	47,489	382	3.22
Other	527	12	9.11	558	13	9.32
Total loans	2,576,819	22,660	3.52	1,871,846	17,447	3.73
Federal funds sold	101	—	0.10	101	—	0.10
Interest-earning deposits	69,780	39	0.22	51,177	21	0.17
Total interest-earning assets	2,923,777	23,970	3.28	2,171,251	18,772	3.46%
Noninterest-Earning Assets:
Cash and due from banks	6,385			6,990
Allowance for loan losses	(21,493)			(17,310)
Premises and equipment	31,983			31,161
Other assets	66,131			58,926
Total noninterest-earning assets	83,006			79,767
Total assets	$3,006,783			$2,251,018

LIABILITIES:
Interest-bearing deposits:
Checking	$670,473	$707	0.42%	$431,656	$115	0.11%
Money markets	703,236	461	0.26	657,216	374	0.23
Savings	117,411	16	0.05	116,946	15	0.05
Certificates of deposit – retail	343,781	1,051	1.22	154,245	369	0.96
Subtotal interest-bearing deposits	1,834,901	2,235	0.49	1,360,063	873	0.26
Interest-bearing demand - brokered	265,802	215	0.32	138,000	70	0.20
Certificates of deposit – brokered	98,191	504	2.05	100,934	264	1.05
Total interest-bearing deposits	2,198,894	2,954	0.54	1,598,997	1,207	0.30
Borrowings	146,441	428	1.17	93,152	382	1.64
Capital lease obligation	10,515	126	4.79	9,867	118	4.78
Total interest-bearing liabilities	2,355,850	3,508	0.60	1,702,016	1,707	0.40
Noninterest-bearing liabilities:
Demand deposits	384,604			360,096
Accrued expenses and
other liabilities	12,133			9,606
Total noninterest-bearing liabilities	396,737			369,702
Shareholders’ equity	254,196			179,300
Total liabilities and
shareholders’ equity	$3,006,783			$2,251,018
Net interest income		$20,462			$17,065
Net interest spread			2.68%			3.06%
Net interest margin (4)			2.80%			3.14%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	June 30, 2015			March 31,2015
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$244,087	$1,037	1.70%	$273,946	$1,182	1.73%
Tax-exempt (1) (2)	30,941	210	2.71	37,631	231	2.46
Loans held for sale	2,049	24	4.64	774	10	5.10
Loans (2) (3):
Mortgages	466,033	3,800	3.26	465,722	3,785	3.25
Commercial mortgages	1,663,150	14,767	3.55	1,459,872	13,589	3.72
Commercial	360,517	3,347	3.71	316,109	2,897	3.67
Commercial construction	5,713	61	4.27	5,930	62	4.18
Installment	29,169	256	3.51	27,791	252	3.63
Home equity	51,710	417	3.23	50,660	405	3.20
Other	527	12	9.11	530	12	9.06
Total loans	2,576,819	22,660	3.52	2,326,614	21,002	3.61
Federal funds sold	101	—	0.10	101	—	0.10
Interest-earning deposits	69,780	39	0.22	91,657	43	0.18
Total interest-earning assets	2,923,777	23,970	3.28	2,730,723	22,468	3.29%
Noninterest-Earning Assets:
Cash and due from banks	6,385			6,804
Allowance for loan losses	(21,493)			(20,056)
Premises and equipment	31,983			32,256
Other assets	66,131			63,868
Total noninterest-earning assets	83,006			82,872
Total assets	$3,006,783			$2,813,595

LIABILITIES:
Interest-bearing deposits:
Checking	$670,473	$707	0.42%	$630,557	$409	0.26%
Money markets	703,236	461	0.26	710,590	463	0.26
Savings	117,411	16	0.05	113,435	14	0.05
Certificates of deposit – retail	343,781	1,051	1.22	247,860	663	1.07
Subtotal interest-bearing deposits	1,834,901	2,235	0.49	1,702,442	1,549	0.36
Interest-bearing demand - brokered	265,802	215	0.32	240,500	185	0.31
Certificates of deposit – brokered	98,191	504	2.05	126,404	524	1.66
Total interest-bearing deposits	2,198,894	2,954	0.54	2,069,346	2,258	0.44
Borrowings	146,441	428	1.17	109,639	392	1.43
Capital lease obligation	10,515	126	4.79	10,635	128	4.81
Total interest-bearing liabilities	2,355,850	3,508	0.60	2,189,620	2,778	0.51
Noninterest-bearing liabilities:
Demand deposits	384,604			366,919
Accrued expenses and
other liabilities	12,133			10,752
Total noninterest-bearing liabilities	396,737			377,671
Shareholders’ equity	254,196			246,304
Total liabilities and
shareholders’ equity	$3,006,783			$2,813,595
Net interest income		$20,462			$19,690
Net interest spread			2.68%			2.78%
Net interest margin (4)			2.80%			2.88%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

SIX MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	June 30, 2015			June 30, 2014
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$258,934	$2,219	1.71%	$198,401	$2,038	2.05%
Tax-exempt (1) (2)	34,268	441	2.57	59,025	649	2.20
Loans held for sale	1,415	34	4.75	1,174	25	4.29
Loans (2) (3):
Mortgages	465,878	7,585	3.26	514,702	8,756	3.40
Commercial mortgages	1,562,073	28,356	3.63	1,046,179	20,153	3.85
Commercial	338,435	6,244	3.69	138,300	2,845	4.11
Commercial construction	5,821	123	4.23	5,969	132	4.42
Installment	28,484	508	3.57	21,860	461	4.22
Home equity	51,188	822	3.21	47,162	755	3.20
Other	528	25	9.47	561	26	9.27
Total loans	2,452,407	43,663	3.56	1,774,733	33,128	3.73
Federal funds sold	101	—	0.10	101	—	0.10
Interest-earning deposits	80,658	82	0.20	41,468	33	0.16
Total interest-earning assets	2,827,783	46,439	3.28%	2,074,902	35,873	3.46%
Noninterest-Earning Assets:
Cash and due from banks	6,594			6,694
Allowance for loan losses	(20,778)			(16,653)
Premises and equipment	32,118			30,956
Other assets	65,006			59,961
Total noninterest-earning assets	82,940			80,958
Total assets	$2,910,723			$2,155,860

LIABILITIES:
Interest-bearing deposits:
Checking	$650,909	$1,116	0.34%	$416,568	$207	0.10%
Money markets	706,893	924	0.26	655,430	707	0.22
Savings	115,434	30	0.05	116,733	30	0.05
Certificates of deposit – retail	296,085	1,714	1.16	151,864	724	0.95
Subtotal interest-bearing deposits	1,769,321	3,784	0.43	1,340,595	1,668	0.25
Interest-bearing demand - brokered	253,221	400	0.32	106,851	113	0.21
Certificates of deposit – brokered	112,219	1,028	1.83	57,564	295	1.02
Total interest-bearing deposits	2,134,761	5,212	0.49	1,505,010	2,076	0.28
Borrowings	128,142	820	1.28	104,306	772	1.48
Capital lease obligation	10,575	254	4.80	9,907	237	4.78
Total interest-bearing liabilities	2,273,478	6,286	0.55	1,619,223	3,085	0.38
Noninterest-bearing liabilities:
Demand deposits	375,527			350,698
Accrued expenses and
other liabilities	11,446			9,800
Total noninterest-bearing liabilities	386,973			360,498
Shareholders’ equity	250,272			176,139
Total liabilities and
shareholders’ equity	$2,910,723			$2,155,860
Net interest income		$40,153			$32,788
Net interest spread			2.73%			3.08%
Net interest margin (4)			2.84%			3.16%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. We calculate tangible book value per share by dividing tangible equity by period end common shares outstanding less restricted shares not yet vested, as compared to book value per common share, which we calculate by dividing shareholders’ equity by period end common shares outstanding less restricted shares not yet vested. We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end. We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk- based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue. We calculate the efficiency ratio by dividing total noninterest expenses as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue. We believe that this provides one reasonable measure of core expenses relative to core revenue.

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios. Our management internally assesses our performance based, in part, on these measures. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies. A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

Non-GAAP Financial Reconciliation

(Dollars in thousands, except share data)

	Three Months Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
Tangible Book Value Per Share	2015	2015	2014	2014	2014
Shareholders’ equity	$257,876	$249,353	$242,267	$188,070	$182,333
Less: Intangible assets	3,342	563	563	563	563
Tangible equity	254,534	248,790	241,704	187,507	181,770

Period end shares outstanding	15,592,168	15,440,430	15,155,717	12,286,821	12,154,150
Less: Restricted shares not yet vested	436,908	429,642	345,095	382,252	376,134
Total outstanding shares	15,155,260	15,010,788	14,810,622	11,904,569	11,778,016
Tangible book value per share	16.80	16.57	16.32	15.75	15.43
Book value per share	17.02	16.61	16.36	15.80	15.48

Tangible Equity to Tangible Assets
Total Assets	3,118,170	2,879,457	2,702,397	2,514,521	2,400,971
Less: Intangible assets	3,342	563	563	563	563
Tangible assets	3,114,828	2,878,894	2,701,834	2,513,958	2,400,408
Tangible equity to tangible assets	8.17%	8.64%	8.95%	7.46%	7.57%
Equity to assets	8.27%	8.66%	8.96%	7.48%	7.59%

	Three Months Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
Efficiency Ratio	2015	2015	2014	2014	2014

Net interest income	$20,344	$19,583	$18,352	$17,048	$16,923
Total other income	6,499	5,882	5,287	5,052	5,473
Less: (Loss)/gain on loans
held for sale at lower of cost
or fair value	—	—	(3)	(7)	176
Less: Securities gains, net	176	268	44	39	79
Total recurring revenue	26,667	25,197	23,598	22,068	22,141

Total operating expenses	16,266	15,768	15,578	14,693	14,930

Efficiency ratio	61.00%	62.58%	66.01%	66.58%	67.43%

	Six Months Ended
	June 30,	June 30,
Efficiency Ratio	2015	2014

Net interest income	$39,927	$32,494
Total other income	12,381	10,468
Less: Gain on loans
held for sale at lower of cost
or fair value	—	176
Less: Securities gains, net	444	177
Total recurring revenue	51,864	42,609

Total operating expenses	32,034	29,269

Efficiency ratio	61.77%	68.69%